EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2011 Results

  Best quarterly access line performance in five years.
  Grew total connections for sixth consecutive quarter.
  Increased net cash from operations 31% year over year.
  Generated cash available for dividends of $22.6 million for a 51% dividend payout ratio.

MATTOON, Ill., May 5, 2011 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the first quarter ended March 31, 2011.

First quarter 2011 financial summary:

  Revenue was $95.4 million.
  Net cash from operations was $31.1 million.
  Adjusted EBITDA was $46.5 million.
  Dividend payout ratio was 51.0%.
  Cash and cash equivalents ended at $77.2 million.

"We kicked off the new year with a strong quarter. Operationally, our access line performance was the best in five years. We increased broadband subscribers by 2,391 driving total connections growth for the sixth consecutive quarter," said Bob Currey, President and Chief Executive Officer.

"Financially, we delivered our best ever dividend payout ratio and a strong operating cash flow. We continued to build cash on our balance sheet by adding $9.6 million in the quarter, which is net of a $1.9 million contribution to the pension plan. With $77.2 million of cash on hand and our $50 million revolver undrawn, we continue to build substantial liquidity," Currey concluded.

Operating Statistics at March 31, 2011, Compared to March 31, 2010.

	Period Ended March 31,
	2011	2010	Increase/(decrease)%

Total connections	463,238	453,668	9,570	2.1%
Local access lines	234,928	244,696	(9,768)	(4.0)%
DSL subscribers	107,634	102,132	5,502	5.4%
IPTV subscribers	30,380	24,898	5,482	22.0%
ILEC VOIP lines	8,665	8,529	136	1.6%
CLEC access line equivalents	81,631	73,413	8,218	11.2%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $22.6 million, and the dividend payout ratio was 51.0%. At March 31, 2011 cash and cash equivalents were $77.2 million, representing an increase of $32.9 million over the prior year. The Company made capital expenditures of $10.0 million compared to $10.9 million in the first quarter of 2010.

Financial Highlights for the First Quarter Ended March 31, 2011

  Revenues were $95.4 million, compared to $98.3 million in the same period of 2010. Revenue declined by $0.6 million year over year when giving affect to the $2.3 million from the telemarketing and operator service business units that were divested last year. Declines in local calling services, long distance and subsidies were partially offset by increases in network access and data and internet services.
  Depreciation and amortization was $22.2 million, compared to $21.5 million for the same period in 2010.  The increase is principally due to additional spending on video equipment which has a relatively short depreciable life.
  Income from operations was $16.9 million, compared to $18.0 million in the first quarter of 2010.  The decrease is mainly due to the higher depreciation and amortization expense and the slightly lower revenues highlighted above.
  Interest expense, net was $11.9 million, compared to $12.9 million in the same quarter last year. The improvement of $1.0 million is primarily the result of a lower weighted average cost of debt as the result of $175 million in interest rate hedges that matured on December 31, 2010 and were replaced with hedges at lower rates.
  Other income, net was $7.1 million, compared to $6.4 million for same period in 2010.  The increase is mostly due to growth in the equity earnings for our wireless partnerships, while cash distributions were $6.9 million for both the current quarter and the first quarter of 2010.
  Net income attributable to common stockholders was $7.4 million, compared to $6.9 million in the first quarter of 2010. "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $7.7 million, compared to $7.2 million in the same quarter of 2010.
  Diluted net income per common share was $0.25, compared to $0.23 in the first quarter of 2010. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the first quarter of 2011 was $0.26, compared to $0.25 in the same period the prior year.
  Adjusted EBITDA was $46.5 million, compared to $47.1 million for the same period in 2010.
  Net cash provided from operating activities was $31.1 million, compared to $23.8 million for the first quarter in 2010.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.42 times to one.

Financial Guidance

For 2011, the Company is reiterating its full year guidance: Capital expenditures are expected to be in the range of $38.0 million to $41.0 million, cash interest expenses are expected to be in the range of $45.0 million to $48.0 million and cash income taxes are expected to be in the range of $14.0 million to $16.0 million.

Dividend Payments

On May 3, 2011, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2011 to stockholders of record at the close of business on July 15, 2011.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 59183480. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 12, 2011 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income", "adjusted diluted net income per share" and "adjusted diluted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash taxes.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted net income, adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of March 31, 2011 the Company had 234,928 ILEC access lines, 81,631 Competitive Local Exchange Carrier (CLEC) access line equivalents, 107,634 DSL subscribers, 30,380 IPTV subscribers and 8,665 ILEC VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to refinance it or incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 77,241	$ 67,654
Accounts receivable, net	39,285	42,012
Prepaid expenses and other current assets	27,273	26,584
Total current assets	143,799	136,250

Property, plant and equipment, net	350,206	356,057
Intangibles, net and other assets	711,200	717,239
Total assets	$ 1,205,205	$ 1,209,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ 160	$ 132
Accounts payable	10,777	9,972
Accrued expenses and other current liabilities	61,533	65,488
Total current liabilities	72,470	75,592

Capital lease obligation less current portion	4,666	3,993
Long-term debt	880,000	880,000
Other long-term liabilities	176,337	178,086
Total liabilities	1,133,473	1,137,671

Stockholders' equity:
Common stock, $0.01 par value	299	298
Paid in capital	94,402	98,125
Accumulated other comprehensive loss	(28,023)	(31,471)
Total Consolidated Communications Holdings, Inc. stockholders' equity	66,678	66,952
Noncontrolling interest	5,054	4,923
Total stockholders' equity	71,732	71,875
Total liabilities and stockholders' equity	$ 1,205,205	$ 1,209,546

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$ 95,441	$ 98,302
Operating expenses:
Cost of services and products	35,684	35,940
Selling, general and administrative
expenses	20,699	22,803
Depreciation and amortization	22,158	21,542
Income from operations	16,900	18,017
Other income (expense):
Interest expense, net	(11,939)	(12,905)
Other income, net	7,144	6,366
Income before income taxes	12,105	11,478
Income tax expense	4,608	4,427
Net income	7,497	7,051
Less: Net income attributable to noncontrolling interest	132	131
Net income attributable to Consolidated Communications
Holdings, Inc.	$ 7,365	$ 6,920

Diluted net income attributable to Consolidated
Communications Holdings, Inc. per common share	$ 0.25	$ 0.23

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$ 7,497	$ 7,051
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	22,158	21,542
Non-cash stock compensation	511	503
Loss on disposal of assets	4	4
Other adjustments, net	624	1,109
Changes in operating assets and liabilities, net	285	(6,420)
Net cash provided by operating activities	31,079	23,789
INVESTING ACTIVITIES
Proceeds from sale of investments	--	514
Proceeds from sale of assets	115	--
Capital expenditures	(10,043)	(10,935)
Net cash used in investing activities	(9,928)	(10,421)
FINANCING ACTIVITIES
Payments made on long-term obligations	(34)	(241)
Dividends on common stock	(11,530)	(11,546)
Net cash used in financing activities	(11,564)	(11,787)
Net change in cash and cash equivalents	9,587	1,581
Cash and cash equivalents at beginning of period	67,654	42,758
Cash and cash equivalents at end of period	$ 77,241	$ 44,339

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Telephone Operations
Local calling services	$ 22,068	$ 23,810
Network access services	21,388	21,202
Subsidies	11,548	12,203
Long distance services	4,297	4,634
Data and Internet services	19,630	18,001
Other services	8,463	8,933
Total Telephone Operations	87,394	88,783
Other Operations	8,047	9,519
Total operating revenues	$ 95,441	$ 98,302

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
EBITDA:
Net cash provided by operating activities	$ 31,079	$ 23,789
Adjustments:
Compensation from restricted share plan	(511)	(503)
Other adjustments, net	(628)	(1,113)
Changes in operating assets and liabilities	(285)	6,420
Interest expense, net	11,939	12,905
Income taxes	4,608	4,427
EBITDA (1)	46,202	45,925

Adjustments to EBITDA (2):
Other, net (3)	(7,051)	(6,274)
Investment distributions (4)	6,886	6,951
Non-cash compensation (5)	511	503
Adjusted EBITDA	$ 46,548	$ 47,105

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2011
Adjusted EBITDA	$ 46,548

- Cash interest expense	(11,407)
- Capital expenditures	(10,043)
- Cash income taxes	(2,499)
- Capital lease payments	(34)
+ Cash interest income	37

Cash available to pay dividends	$ 22,602

Dividends Paid	$ 11,530
Payout Ratio	51.0%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	4,826
Total debt as of March 31, 2011	$ 884,826
Less cash on hand	(77,241)
Total net debt as of March 31, 2011	$ 807,585

Adjusted EBITDA for the last twelve
months ended March 31, 2011	$ 182,668

Total Net Debt to last twelve months
Adjusted EBITDA	4.42 x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Diluted Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Reported net income attributable to common stockholders	$ 7,365	$ 6,920
Non-cash stock compensation, net of tax	316	311
Adjusted net income attributable to common stockholders	$ 7,681	$ 7,231

Weighted average number of shares outstanding	29,593	29,483
Adjusted diluted net income per share	$ 0.26	$ 0.25

Calculations above assume a 38.1 and 38.6 percent effective tax rate for the three months ended March 31, 2011 and 2010, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics

	March 31,	December 31,	March 31,
	2011	2010	2010
Local access lines in service
Residential	139,707	140,660	144,855
Business	95,221	96,481	99,841
Total local access lines	234,928	237,141	244,696

Total IPTV subscribers	30,380	29,236	24,898

ILEC DSL subscribers (1)	107,634	106,387	102,132
ILEC Broadband Connections	138,014	135,623	127,030

ILEC VOIP subscribers	8,665	8,640	8,529

CLEC Access Line Equivalents (2)	81,631	81,090	73,413

Total connections	463,238	462,494	453,668

Long distance lines (3)	173,944	172,856	170,765

IPTV Homes passed	207,796	205,436	193,748
IPTV penetration of homes passed	15%	14%	13%

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits
(basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical)
services (OC-3 and OC-48) to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.

CONTACT: Matt Smith
         Treasurer & Director of Finance
         217-258-2959
         matthew.smith@consolidated.com